Exhibit 99.1

PRESS RELEASE

SiriusPoint Announces Sale of ArmadaCare MGA for $250m with Long Term Capacity Deal Until 2030

Hamilton, Bermuda (September 29, 2025) – SiriusPoint Ltd. (“SiriusPoint”) (NYSE: SPNT), a global specialty insurer and reinsurer, has today announced its agreement to sell wholly owned supplemental health insurance program manager, ArmadaCare (“Armada”) to Ambac Financial Group Inc. (“Ambac”) for $250 million. SiriusPoint will continue its capacity partnership with Armada until the end of 2030.

Upon completion of the sale, SiriusPoint will recognize a pre-tax gain of $220-230 million, with the transaction valuing Armada at approximately 14x EBITDA1. Pro-forma tangible book value is expected to increase by approximately 10% upon close.

Scott Egan, SiriusPoint’s Chief Executive Officer, said: “The sale of our equity stake is an important step in unlocking the significant off-balance sheet value of Armada. We look forward to continuing our strong partnership with the team through our long-term capacity agreement.

“We are proud of our leading capabilities in the Accident & Health segment, which includes our ownership of premier travel platform International Medical Group (IMG), and we see attractive growth opportunities for our A&H business going forward.

“We reaffirm our across-the-cycle target return on equity of 12% to 15%.”

The transaction is expected to close in the fourth quarter, subject to customary closing conditions and receipt of regulatory approvals.

Jefferies LLC served as SiriusPoint’s exclusive financial advisor and Paul Hastings LLP served as legal advisor in the sale of Armada.

ENDS

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With approximately $2.8 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch, and A3 from Moody’s. For more information, please visit https://www.siriuspt.com/

[1]	Based on Last Twelve Months Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA).

About ArmadaCare

A leading insurance program manager, ArmadaCare delivers uncommon health insurance solutions designed to enhance ordinary health benefits. With the steadfast belief that health insurance should be better, ArmadaCare’s plans fill voids in coverage for routine and unexpected healthcare expenses, offer valuable health and productivity support services and invite usage with modern conveniences and people-first service. The result gives our clients the edge they need to retain, recruit and reward key talent. Learn more at www.ArmadaCare.com

About Ambac

Ambac Financial Group, Inc. (“Ambac” or “AFG”) is an insurance holding company headquartered in New York City. Ambac consists of a diverse mix of specialty insurance underwriting and distribution businesses in the U.S. and U.K. Ambac’s common stock trades on the New York Stock Exchange under the symbol “AMBC”. For more information, please go to www.ambac.com

Forward-Looking Statements

We make statements in this press release that are forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of general economic conditions and conditions affecting the insurance and reinsurance industry; the adequacy of our reserves; fluctuation in the results of operations; pandemic or other catastrophic event; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations; trends in insured and paid losses; regulatory and legal uncertainties; and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2024. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this press release.

Contacts

Investor Relations

Liam Blackledge, SiriusPoint

Liam.Blackledge@siriuspt.com

+44 203 772 3082

Media

Sarah Hills, Rein4ce

sarah.hills@rein4ce.co.uk

+44 7718 882011